                                                                  Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the inclusion of our report dated October 8, 2002 (except
Note 6, as to which the date is October 16, 2002) on the financial statements of United Wisconsin Grain Producers, LLC as of August 31, 2002 and December 31, 2001 and for the eight month period ended August 31, 2002 and for the period from inception (November 2, 2001) to August 31, 2002 in the Pre-Effective Amendment No. 1 to Form SB-2 Registration Statement of United Wisconsin Grain Producers, LLC dated on or about December 12, 2002 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.



                                    /s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
                                    Certified Public Accountants


Minneapolis, Minnesota
December 12, 2002